Exhibit 10.1

OPTION AND PROPERTY ACQUISITION AGREEMENT

THIS AGREEMENT is made effective as of the 22nd day of August, 2014.

BETWEEN:

MEXIVADA MINING CORPORATION, a company incorporated under the laws of the State of Nevada , with an address of 491 4th Street, Elko, Nevada 89801, (hereinafter the "Optionor") OF THE FIRST PART

AND:

SPARTAN GOLD, LTD., a company incorporated under the laws of the State of Nevada, with an address of 122 Fourth Ave., Suite 103, Indialantic, Florida 32903 (hereinafter the “Optionee" or “ Spartan”), OF THE SECOND PART

AND

SPHERE RESOURCES INC., a corporation duly incorporated under the laws of the Yukon, Canada, with an address of 204 Black Street, Suite 300, Whitehorse, Yukon, Canada Y1A 2M9 (hereinafter “Sphere") OF THE THIRD PART

WHEREAS:

A.	Whereas, Optionee had previously entered into an agreement with Optionor, this agreement is to establish a new contract.

B.	The Optionor is the owner of a 100% interest in 64 mining claims in Elko County, in the State of Nevada, known as the “Poker Flats" Property, listed in Schedule A and hereinafter the "Property,” also referred to as “Optionor’s Claims”; and

C.	The Optionor has agreed to grant an exclusive option to the Optionee to acquire up to a seventy-five percent (75%) interest in and to the Property, on the terms and conditions set out in this Agreement.

NOW THEREFORE THIS AGREEMENT WITNESSES that in consideration of the sum of Twenty Thousand Dollars (US$20,000.00), as set forth in Clause 3.3(a) and Clause 3.3(b) below, the receipt of which is hereby acknowledged, the parties agree as follows:

1.	DEFINITIONS

1.1          For the purposes of this Agreement the following words and phrases shall have the following meanings, namely:

(a)	"Agreement" means this agreement and all schedules hereto, as may be amended from time to time;

(b)	"Commencement of Commercial Production" means:
(i)	if a mill is located on the Property, the last day of a period of forty (40) consecutive days in which, for not less than thirty (30) days, the mill processed ore from the Property at not less than sixty percent (60%) of its rated capacity; or

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(ii)	if no mill is located on the Property, the last day of a period of thirty (30) consecutive days during which ore has been shipped from the Property on a reasonably regular basis for the purpose of earning revenues, but no period of time during which ore is shipped from the Property for testing purposes, and no period of time during which milling operations are undertaken as initial tune-up, shall be taken into account in determining the date of Commencement of Commercial Production;

(c)	"Encumbrance" means any privilege, mortgage, hypothecation, lien, charge, pledge, security interest or adverse claim;

(d)	"Environmental Liability" means any claim, demand, loss, liability, damage, cost or expense (including legal fees) suffered or incurred in respect of environmental clean-up and remediation obligations and liabilities arising directly or indirectly from operations or activities conducted in or on the Property;

(e)	"Exchange" means the TSX Venture Exchange and such other stock exchanges on which the Optionee's and Sphere’s shares may become listed;

(f)	"Exploration Expenditures" means all expenditures and costs incurred and demonstrably paid by cheque or wire transfer or corporate bank draft by the Optionee and received by the payee relating directly or indirectly to the Property, including all expenditures and costs incurred: (a) in doing geophysical, geochemical, land, airborne, environmental and geological examinations, assessments, assays, audits and surveys; (b) in line cutting, mapping, trenching and staking; (c) in searching for, digging, trucking, sampling, working, developing, mining and extracting ores, minerals and metals; (d) in conducting diamond and other drilling; (e) in obtaining, providing, installing and erecting mining, milling and other treatment, plant, ancillary facilities, buildings, machinery, tools, appliances and equipment; (f) in construction of access roads and other facilities on or for the benefit of the Property or any part thereof; (g) in transporting personnel, supplies, mining, milling and other treatment plant, ancillary facilities, buildings, machinery, tools, appliances and equipment in, to or from the Property or any part thereof; (h) in paying reasonable wages and salaries (including reasonable “fringe benefits”, but excluding home office costs) of personnel directly engaged in performing work on the Property; (i) in paying assessments and contributions under applicable employment legislation relating to workers’ compensation and unemployment insurance and other applicable legislation related to such personnel; (j) in supplying food, lodging and other reasonable needs for such personnel; (k) in obtaining consulting and other contract and professional services or facilities related directly to work performed hereunder; (l) in paying any taxes, fees, charges, payments and rentals (including payments made in lieu of assessment work) or otherwise incurred to transfer the Property or any part thereof in good standing; (m) in paying goods and services tax and social service tax and other taxes charged on expenditures made or incurred by the Optionee relating directly or indirectly to the Property; (n) in acquiring access and surface rights to the Property; (o) in carrying out any negotiations and preparing, settling and executing any Agreements and other documents relating to environmental claims; (p) in obtaining all necessary or appropriate approvals, permits, consents and permissions relating to carrying out of work, including environmental permits, approvals and consents; (q) in carrying out reclamation and remediation; (r) in improving, protecting and perfecting title to the Property or any part thereof; (s) in carrying out mineral, soil, water, air and other testing; and (t) in preparing engineering, geological, and environmental studies and reports and test work related thereto.

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(g)	The underlying "Lessor" from 2004 to Mexivada means Richard R. Redfern dba RMIC Gold;

(h)	"Mining Lease" means the mining lease dated December 3, 2004, between the Optionor and the Lessor whereby the Optionor acquired a one hundred percent (100%) interest in the Property, subject to a purchasable 3.0% Net Smelter Returns Royalty and annual $10,000 payments to Lessor (Richard R. Redfern). A copy of the Mining Lease is attached as Schedule “B”;

(i)	"Option" means the option to acquire a seventy-five percent (75%) undivided interest in and to the Property as provided in this Agreement;

(j)	"Option Period" means the period from the date of this Agreement to and including the date of exercise or termination of the Option;

(k)	“Preliminary Feasibility Study” means an assessment of the economic potential for mining of the Poker Flats property short of a Mining Feasibility study, subject to the stipulations listed in Section 3.2 (b) below;

(l)	"Property" and “Optionor’s Claims” means the 64 unpatented mineral claims described in Schedule "A", including any replacement or successor claims, and all mining leases and other mining interests derived from any such claims or surrounding properties situated within a 2 kilometer Area of Interest defined below that are acquired by the parties hereto, either before or after the date of this Agreement, including all properties leased or acquired from the Tomera families of northern Nevada within the Area of Interest. Any reference herein to any mineral claim comprising the Property includes any mineral leases or options acquired by Spartan or other interests into which any such unpatented or patented mineral claims or Homesteads that may have been converted;

(m)	"Property Rights" means all licenses, permits, easements, rights-of-way, certificates and other approvals obtained by either of the parties either before or after the date of this Agreement and necessary for the exploration of the Property, or for the purpose of placing the Property into production or continuing production therefrom;

(n)	"Net Smelter Returns Production Royalty" means the amount of royalty from time to time payable to the Lessor under the Mining Lease and as defined in Exhibit B in the attached Schedule "B"; and

(o)	"Shares" means the common shares in the capital of Sphere Resources Inc. to be issued to the Optionor pursuant to this Agreement and the exercise of the Option.

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2.	REPRESENTATIONS AND WARRANTIES

2.1          The Optionor represents and warrants to the Optionee and Sphere that:

(a)	Optionor is the legal and beneficial owner of a one hundred percent (100%) interest in the unpatented mineral claims described in Schedule “A”, under the Mining Lease, and has the exclusive right to enter into this Agreement and assign, convey and dispose of its interest in the Property in accordance with the terms hereof;

(b)	the unpatented mineral claims comprising the Property are validly located, duly recorded and in good standing, free and clear of all Encumbrances and underlying interests whatsoever;

(c)	the Mining Lease attached as Schedule “B” to this Agreement is in good standing;

(d)	there are no actions, suits, investigations or proceedings before any court, arbitrator, administrative agency or other tribunal or governmental authority, whether current, pending or threatened, which directly relate to or affect the Property;

(e)	there are no outstanding Agreements or options to purchase or otherwise acquire the Property or any portion thereof or any interest therein, and no person, other than the Lessor, has any royalty or other interest whatsoever in the production from the Property or the profits earned from any of the unpatented mineral claims comprising the Property;

(f)	the Optionor is legally entitled to hold its interest in the Property and the licenses, permits, easements, rights of way, certificates and other approvals now held or hereafter acquired by it and necessary for the exploitation of the Property, and will remain so entitled for so long as it holds any interest in the Property;

(g)	upon exercise of the Option, the Optionor will have the legal right and authority to transfer title to an undivided seventy-five percent (75%) legal and beneficial interest in the Property to the Optionee;

(h)	there are no obligations or commitments for reclamation, closure or other environmental corrective, clean-up or remediation action directly or indirectly relating to the Property;

(i)	no environmental audit, assessment, study or test has been conducted on the Property by or on behalf of the Optionor nor is the Optionor aware after reasonable inquiry of any of the same having been conducted by or on behalf of any governmental authority or by any other person;

(j)	the Property is not the whole or substantially the whole of the undertaking of the Optionor;

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(k)	Optionor has been duly incorporated and is a valid and subsisting body corporate under the laws of Nevada and is duly qualified to carry on business in Nevada and to hold an interest in the Property; and

(l)	Optionor has duly obtained all necessary governmental, corporate and other authorizations for its execution and performance of this Agreement, and the consummation of the transactions contemplated herein will not, with the giving of notice or the passage of time, or both, result in a breach of, constitute a default under, the terms or provisions of any law applicable to it, its constating documents, any resolution of its directors or shareholders or any indenture, Agreement or other instrument to which it is a party or by which it or its assets may be bound.

2.2          The Optionee represents and warrants to the Optionor that:

(a)	Optionee is lawfully authorized to hold mineral claims and real property under the laws of the jurisdiction in which the Property is situate;

(b)	Optionee has been duly incorporated and is a valid and subsisting company under the laws of Nevada and is duly qualified to carry on business in its jurisdiction of incorporation and to hold an interest in the Property;

(c)	Optionee has duly obtained all necessary governmental, corporate and other authorizations for its execution and performance of this Agreement, and the consummation of the transactions contemplated herein will not, with the giving of notice or the passage of time, or both, result in a breach of, constitute a default under, or result in the creation of any Encumbrance on its assets under, the terms or provisions of any law applicable to it, its constating documents, any resolution of its directors or shareholders or any indenture, Agreement or other instrument to which it is a party or by which it or its assets may be bound;

(d)	no proceedings are pending for, and the Optionee is unaware of any basis for the institution of any proceedings leading to, the dissolution or winding up of the Optionee or the placing of the Optionee in bankruptcy or subject to any other laws governing the affairs of insolvent corporations; and

(e)	the common shares in Sphere Resources, Inc. issued under this agreement will, at the time of delivery to the Optionor, be duly authorized and validly allotted and issued as fully paid and non-assessable free of any liens, charges or encumbrances.

(f)	Optionee will pay the outstanding invoice due to Carlin Trend Mining Supplies & Service in Nevada to whom it owes money, including Invoice #6620 dated due May 18, 2011 in the amount of $8,000 for claims work, as stated in their Statement to Spartan Gold Ltd. dated July 5, 2014.

2.3          The representations and warranties of the parties set out herein are conditions upon which the parties have relied in entering into this Agreement and shall survive the termination of this Agreement and the acquisition of any interest in the Property by the Optionee hereunder, and each party shall indemnify and save harmless from all loss, damage, costs and expenses which may be suffered or incurred by the other as a result of or in connection with any breach or inaccuracy of any such representation and warranty made by such party.

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3.	GRANT AND EXERCISE OF OPTION

3.1          The Optionor hereby grants to the Optionee the sole and exclusive right and option (the “Option”) to acquire an undivided seventy-five percent (75%) interest in and to the Property free and clear of all charges, encumbrances and claims, except for paying the annual lease payment for the Mining Lease, and the Royalty.

3.2          The Optionee will be deemed to have exercised its option as follows:

(a)	acquire an initial fifty-one percent (51%) interest in the Property upon incurring and expressly paying for new Exploration Expenditures of US $300,000 by check, bank wire, or corporate bank draft on or before December 31, 2015, such expenditures to be incurred and paid for by Spartan and by annually sending copies of such cashed checks, bank wires, or corporate bank drafts to Optionor;

(b)	acquire an additional twenty-four percent (24%) interest in the Property upon incurring and expressly paying for additional Exploration Expenditures of US $250,000 on or before December 31, 2017 and by also completing and delivering to Optionor an Industry-standard, positive-recommendation Preliminary Feasibility Study) related to gold mining, on or before December 31, 2017, such additional expenditures and Preliminary Feasibility Study costs to be incurred and expressly paid by Spartan Gold Ltd. A minimum of ten exploration drillholes of a minimum 700 feet long each must be drilled on the property as part of acquiring a 75% interest in the property, the results of which must be included and interpreted in the Preliminary Feasibility Study; and

3.3          In order to maintain the Option, the Optionee will also be required to:

(a)	Optionee shall pay US $10,000 to the Optionor on or before the execution of this Agreement for payment of the past due unpaid underlying Lease fee to Richard R. Redfern, and $10,000 annually, beginning on or before December 3, 2014 and thereafter as long as Optionee owns an interest in the property or the Option Agreement is terminated;

(b)	Optionee shall pay an one-time option payment of US $10,000 to the Optionor on or before October 31, 2014;

(c)	Sphere shall allot and issue to the Optionor, as fully paid and non-assessable, the Shares as follows:

750,000 common shares of Sphere Resources Inc. within 60 days of the Optionee acquiring a 51% interest in the Property and 750,000 common shares of Sphere Resources Inc. within 60 days of the Optionee acquiring a 75% interest in the Property.

3.4          It is understood and agreed that Spartan must expressly pay for US $300,000 of Exploration Expenditures on or before December 31, 2015 to earn a fifty-one percent (51%) interest in the Property, and for payment of the additional US $250,000 of Exploration Expenditures on or before December 31, 2017, and complete and submit to Optionor by December 31, 2017 the positive-recommendation Preliminary Feasibility Study related to gold mining on the property as set forth above to earn a seventy -five percent (75%) interest in the Property. Title to the seventy-five percent (75%) interest in the Property conveyed hereunder shall vest in Optionee (Spartan).

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3.5          Exploration Expenditures shall be deemed to have been incurred by the Optionee when the Optionee has expended funds and expressly paid for goods or services from third parties for which the Optionee has an obligation to make payment. Where Exploration Expenditures are paid for and charged to the Optionee by an affiliate of the Optionee for services rendered by such affiliate, such Exploration Expenditures shall not exceed the fair market value of the services rendered.

3.6          Exploration Expenditures expressly paid for by the Optionee exceeding the amount of Exploration Expenditures required to be incurred within any period shall be carried forward to the succeeding period and qualify as Exploration Expenditures. If the Exploration Expenditures paid for are less than the amount of the Exploration Expenditures required to be paid in any period, the Optionee may at its option pay the deficiency to the Optionor within thirty (30) days after the end of such period in order to maintain the Option. Any such payment of cash in lieu shall be deemed to be Exploration Expenditures incurred on the Property on or before the relevant date for the purposes of this Part 3.

3.7          If and when the Optionee fulfills the purchase terms an undivided seventy-five percent (75%) right, title and interest in and to the Property shall vest in the Optionee, free and clear of all charges, encumbrances and claims, except for the Mining Lease.

3.8          After the exercise of the Option and on or before the Optionor shall fulfil all the requirements of the Mining Lease, Optionee shall have the right to purchase up to seventy-five percent (75%) of the three percent (3%) Net Smelter Returns Production Royalty reserved and provided to Lessor in Section 6 of the Mining Lease for one million U.S. dollars (U.S. $1,000,000) per NSR Production Royalty percentage point, and Optionor shall have the right to purchase up to twenty-five percent (25%) of this Production Royalty.

4.	TRANSFER OF PROPERTY

4.1          The Optionor shall, after all requirements in this contract are fulfilled by Optionee, deliver to the Optionee a duly executed assignment and transfer of the appropriate interest in the Property.

5.	RIGHT OF ENTRY

5.1          For so long as the Optionee is in compliance with the terms of this agreement, Optionee and agents of Optionee, shall have the right:

(a)	to access all information in the possession or control of the Optionor relating to the prior operations of the Optionor, including all geological, geophysical and geochemical data and drill results;

(b)	to enter upon the Property and carry out such exploration and development work thereon and thereunder as the Optionee considers advisable, including removing material from the Property for the purpose of testing; and

(c)	to bring upon and erect upon the Property such structures, machinery and equipment, facilities and supplies as the Optionee considers advisable.

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6.	OBLIGATIONS OF THE OPTIONEE DURING OPTION PERIOD

6.1          During the Option Period the Optionee shall:

(a)	maintain in good standing all of those 64 mineral claims, and any private lands or surface or mineral rights thereto, comprising the Property by the doing and filing of assessment work or the making of payments in lieu thereof, by the payment of all Federal, State, and local assessed claim fees, taxes and rentals, and all lease and option payments or other fees due to owners of private lands and the performance of all other actions which may be necessary in that regard and in order to keep such mineral claims and private property interests free and clear of all liens and other charges arising from the Optionee's activities thereon except those at the time contested in good faith by the Optionee;

(b)	pay the Lessor the annual lease payments in accordance with the terms of the Mining Lease;

(c)	record all exploration work carried out on mining claims in the Property by the Optionee as assessment work;

(d)	permit the directors, officers, employees and designated consultants of the Optionor, at their own risk and expense, access to the Property at all reasonable times, and the Optionor agrees to indemnify the Optionee against and to save it harmless from all costs, claims, liabilities and expenses that the Optionee may incur or suffer as a result of any injury (including injury causing death) to any director, officer, employee or designated consultant of the Optionor while on the Property;

(e)	do all work on the Property in a good and workmanlike fashion and in accordance with all applicable laws, regulations, orders and ordinances of any governmental authority;

(f)	indemnify and save the Optionor harmless in respect of any and all costs, claims, liabilities and expenses arising out of the Optionee's activities on the Property, but the Optionee shall incur no obligation hereunder in respect of claims arising or damages suffered after termination of the Option if upon termination of the Option any workings on or improvements to the Property made by the Optionee are left in a safe condition;

(g)	deliver to the Optionor, copies of all technical reports, maps, assay results other technical data compiled by or prepared at the direction of the Optionee with respect to the Property, and all BLM or other government permits or amendments thereto received by the Optionee, within 30 days of the execution of this agreement, and annually within 30 days of the end of each calendar year beginning on December 31, 2014, pertaining to the results of the work done on the Property during that calendar year;

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6.2          CLAIM MAINTENANCE FEES; ASSESSMENT WORK; AMENDMENTS AND RELOCATIONS

6.2 (a)    Each year this Agreement is in effect, Optionee agrees to pay the required federal and state fees, or if it becomes necessary, to conduct assessment work, and to file and record such notices or affidavits as necessary to maintain Optionor’s Claims which become due on or before September 1 of that agreement year, whether or not Optionee terminates this Agreement prior to September 1 of that agreement year. In addition, if Optionee terminates this Agreement within 120 days prior to September 1 of any agreement year after 2014, Optionee shall pay the required federal and state fees next due and to file and record such notices or affidavits as necessary to maintain said claims for the next one-year period following such termination of this Agreement. If the due date for payment of rental or maintenance fees or performance of annual assessment work, or other annual claim maintenance requirements, changes to a date or dates different than August 31 or September 1 of each year, then Optionee shall be responsible for the satisfaction of any such obligations as specified above. No later than twenty-one (21) days prior to the end of the assessment year or thirty (30) days prior to termination of this Agreement, Optionee shall provide evidence to Optionor that Optionee has paid for and completed or will complete such obligations as specified above.

6.2 (b)    If federal assessment work requirements are reinstated, or independent state assessment work requirements are imposed, at any time during the term of this Agreement, Optionee shall perform or cause to be performed such assessment work as required by law in order to maintain the unpatented mining claims. With respect to such work, Optionee shall during the term of this Agreement record or file with the appropriate county and the Nevada State Office of the Bureau of Land Management copies of the assessment affidavits or notices as may then be required by law within the time prescribed for such recording or filing. Optionee shall have the right to perform the assessment work required hereunder pursuant to a common plan of exploration, and continued occupancy of each claim shall not be required. At the request of Optionor at any time after July 1 of each assessment year, Optionee shall provide evidence to Optionor that Optionee has completed or will complete the assessment work, if required, for that assessment year by the end of the assessment year.

During the term of this Agreement, Optionee may at its sole cost, as agent for the benefit of Optionor: 1) amend or relocate any unpatented mining claim included within Optionor’s Claims; 2) locate any fractions; 3) apply for mining patents or mining leases or other forms of mineral tenure for any such unpatented claims; and 4) lease or option or acquire any private lands within the Area of Interest.

6.2 (c)    Optionee will provide to Optionor photocopies of all documents filed or recorded by Optionee with respect to this Section.

7.	TERMINATION OF OPTION BY OPTIONEE

7.1          The Option shall terminate:

(a)	upon the Optionee failing to incur or make any expenditure or payment which must be incurred or made or issued in exercise of the Option, including the annual payment due to Lessor; or

(b)	at any other time, the Optionee shall have the right to terminate this Agreement at any time by giving Optionor notice in writing thirty (30) days prior to termination. Optionee shall be responsible for any outstanding environmental or reclamation liabilities, all option payments as provided for above shall be paid in full to the date of termination, and all annual holding fees which become due during the lease year and next due following termination shall be paid for as provided for above.

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(c)	In addition to Optionee’s right to terminate this Agreement as provided herein, if certain of Optionor's Claims are found to be invalid and non-relocatable, Optionee may relinquish portions of Optionor's Claims to Optionor at any time upon thirty (30) days written notice to Optionor, and keep this Agreement in effect as to the remainder of Optionor's Claims. Partial relinquishment will relieve Optionee of any prospective obligations or liabilities with respect to the relinquished portion in the same manner as would termination of the Agreement as set forth herein.

(d)	If Optionee fully or partially terminates this Agreement, Optionee will promptly provide to Optionor, in good and recordable form, an assignment and release in order to re-convey such interest or interests to Optionor. In any such assignment, Optionee will represent that Optionor's Claims are free and clear of liens or encumbrances created by, through or under Optionee.

7.2          If the Option is terminated, the Optionee shall deliver or make available at no cost to the Optionor within 90 days of such termination, all drill core, copies of all reports, maps, assay results and other relevant technical data compiled by, prepared at the direction of, or in the possession of the Optionee with respect to the Property and not theretofore furnished to the Optionor.

7.3          Notwithstanding the termination of the Option, the Optionee shall have the right, within a period of 180 days following the end of the Option Period, to remove from the Property all buildings, plant, equipment, machinery, tools, appliances and supplies which have been brought upon the Property by or on behalf of the Optionee, and any such property not removed within such 180 day period shall thereafter become the property of the Optionor.

8.	TAXES AND ASSESSMENTS

a.          So long as this Agreement shall remain in effect, Optionee shall pay when due all real property taxes and all fees and taxes of any kind assessed against the Optionor’s Claims or its personal property and improvements placed upon Optionor's Claims, or any part thereof, accruing after the effective date of this Agreement. Neither party shall be responsible for taxes levied or assessed against the other based upon production or income from Optionor's Claims. Optionee shall at all times have the right, at its option and sole cost, to contest in courts or otherwise, either in its own name or in the name of Optionor the validity or amount of any such taxes or assessments, or to take such other steps or proceedings as Optionee may deem necessary to secure a cancellation, reduction, readjustment or equalization thereof, before Optionee shall be required to pay the same. Optionee shall upon request furnish to Optionor duplicate receipts of all such taxes or assessments when paid. It is agreed that should Optionor receive tax bills or claims that are the responsibility of Optionee, the same shall be promptly forwarded to Optionee for appropriate action and if not so forwarded Optionee shall not be responsible for any delinquent payment charges or interest charges resulting from the late payment of such taxes.

b.          Optionee shall have the right, at its option, to pay and discharge any unpaid rentals or royalties, liens, or encumbrances against Optionor's Claims or any interest therein, which arises out of an obligation of Optionor in existence on the date of this Agreement, and Optionee shall have the right, at its option, to redeem Optionor's Claims from any foreclosure, judicial, sheriff’s or tax sale caused by failure of Optionor or their predecessors to pay any indebtedness secured by liens or encumbrances against Optionor's Claims. Any such payments made by Optionee, which were caused by and determined to be the obligation of Optionor, may be credited against payments due Optionor under this Agreement.

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9.	POWER TO CHARGE PROPERTY

9.1          At any time after the Optionee has exercised the Option, the Optionee may grant mortgages, charges or liens (each of which is herein called a "mortgage") of and upon the Property or any portion thereof, any mill or other fixed assets located thereon, and any or all of the tangible personal property located on or used in connection with the Property to secure financing of development of the Property, provided that, unless otherwise agreed to by the Optionor, it shall be a term of each mortgage that the mortgagee or any person acquiring title to the Property upon enforcement of the mortgage shall hold the same subject to the right of the Optionor to receive the Royalty hereunder as if the mortgagee or any such person had executed this Agreement. Optionee shall not place a mortgage on Optionor's interest the property or take any action that will result in a lien on the Optionor's interest in the property without the express written consent of Optionor.

10.	ASSIGNMENT

10.1        The Optionee may at any time either during the Option Period or thereafter, sell, assign, transfer or otherwise dispose of all or any portion of its interest in and to the Property and this Agreement provided that any purchaser, assignee or transferee of any such interest shall have first delivered to the Optionor its agreement relating to this Agreement and to the Property, containing:

(a)	a covenant to perform all the obligations of the Optionee to be performed under this Agreement in respect of the interest to be acquired by it from the Optionee to the same extent as if this Agreement had been originally executed by such purchaser, assignee or transferee; and

(b)	a provision subjecting any further sale, assignment, transfer or other disposition of such interest in the Property and this Agreement or any portion thereof to the restrictions contained in this paragraph 10.1.

10.2        No assignment by the Optionee shall relieve Optionee of any requirement to Optionor without the express written approval of Optionor, nor of any interest less than its entire interest in this Agreement and in the Property shall, as between the Optionee and the Optionor, discharge it from any of its obligations hereunder, but upon the assignment or transfer by the Optionee of its entire interest at the time held by it in this Agreement, whether to one or more assignees or transferees and whether in one or in a number of successive assignments or transfers, the Optionee shall be deemed to be discharged from all obligations hereunder save and except for the payment of the Royalty or other fulfilment of contractual commitments accrued due prior to the date on which the Optionee shall have no further interest in this Agreement.

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10.3        If the Optionor should receive a bona fide offer from an independent third party (the "Proposed Purchaser") dealing at arm's length with the Optionor to purchase all or a part of its interest in the Property, which offer the Optionor desires to accept, or if the Optionor intends to sell all or a part of its interest in the Property:

(a)	The Optionor shall first offer (the "Offer") such interest in writing to the Optionee upon terms no less favourable than those offered by the Proposed Purchaser or intended to be offered by the Optionor, as the case may be.

(b)	The Offer shall specify the price, terms and conditions of such sale, the name of the Proposed Purchaser and shall, in the case of an intended offer by the Optionor, disclose the person or persons to whom the Optionor intends to offer its interest and, if the offer received by the Optionor from the Proposed Purchaser provides for any consideration payable to the Optionor otherwise than in cash, the Offer shall include the Optionor's good faith estimate of the cash equivalent of the non-cash consideration.

(c)	If within a period of 60 days of the receipt of the Offer the Optionee notifies the Optionor in writing that it will accept the Offer, the Optionor shall be bound to sell such interest to the Optionee on the terms and conditions of the Offer. If the Offer so accepted by the Optionee contains the Optionor's good faith estimate of the cash equivalent of the non-cash consideration as aforesaid, and if the Optionee disagrees with the Optionor's best estimate, the Optionee shall so notify the Optionor at the time of acceptance and the Optionee shall, in such notice, specify what it considers, in good faith, the fair cash equivalent to be and the resulting total purchase price. If the Optionee so notifies the Optionor, the acceptance by the Optionee shall be effective and binding upon the Optionor and the Optionee, and the cash equivalent of any such non-cash consideration shall be determined by binding arbitration and shall be payable by the Optionee, subject to prepayment as hereinafter provided, within 60 days following its determination by arbitration. The Optionee shall in such case pay to the Optionor, against receipt of an absolute transfer of clear and unencumbered title to the interest of the Optionor being sold, the total purchase price which is specified in its notice to the Optionor and such amount shall be credited to the amount determined following arbitration of the cash equivalent of any non-cash consideration.

(d)	If the Optionee fails to notify the Optionor before the expiration of the time limited therefor that it will purchase the interest offered, the Optionor may sell and transfer such interest to the Proposed Purchaser at the price and on the terms and conditions specified in the Offer for a period of 60 days, but the terms of this paragraph shall again apply to such interest if the sale to the Proposed Purchaser is not completed within such 60 days.

(e)	Any sale hereunder shall be conditional upon the Proposed Purchaser delivering a written undertaking to the Optionee, in form and substance satisfactory to its counsel, to be bound by the terms and conditions of this Agreement.

11.	SURRENDER OF PROPERTY INTERESTS PRIOR TO TERMINATION OF AGREEMENT

The Optionee may at any time during the Option Period elect to abandon any one or more of the mineral claims comprised in the Property by giving notice to the Optionor of such intention. Any claims so abandoned shall be in good standing under the laws of the jurisdiction in which they are situate for at least 12 months from the date of abandonment. Upon any such abandonment, the mineral claims so abandoned shall for all purposes of this Agreement cease to form part of the Property and, if title to such claims has been transferred to the Optionee, the Optionee shall retransfer such title to the Optionor at the Optionee's expense.

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12.	TITLE

a.          Optionee has examined Optionor’s title to the claims and accepts Optionor’s title “as is.”

b.          Optionee may take all action necessary at Optionee’s expense (including judicial proceedings) to cure any defect in title to Optionor's Claims. Optionor agrees to cooperate with Optionee in any such actions taken and to execute all documents and to take such other action as may be reasonably necessary to assist Optionee. It is expressly agreed that should defects in the title to any portion of Optionor's Claims not be curable, Optionee may release this Agreement as to such portions of Optionor's Claims as specified in section 7.1(c) above and its rights and obligations hereunder shall immediately cease as to such released portions.

c.          If any third party, including the United States, shall challenge the validity or title to the Optionor Claims and if such a challenge arises from Optionor’s conduct, Optionee may at its expense and at its option, choose to defend such title or validity. If such challenge arises from Optionee’s conduct, Optionee shall at its expense defend such title or validity. If Optionee chooses to defend such title as a direct result of Optionor’s conduct, Optionee may recover reasonable costs and expenses from Optionor.

13.	AREA OF INTEREST

13.1        If either party or any of its affiliates stakes or otherwise acquires any interest in mineral claims or any other form of real property mineral tenure or surface rights (the “AOI Tenure”) located wholly or partly in an area (the “Area of Interest”) within two kilometres from any portion of the 64 unpatented lode mineral claims Property as it exists at the date of execution of this Agreement, the acquiring party shall forthwith give notice to the other party of such staking or acquisition, the costs thereof and all details in its possession with respect to the nature of the AOI Tenure and the known mineralization thereon. Upon delivery of such notice:

(a)	if such notice is delivered prior to the formation of the Joint Venture as set forth below, the Optionee may elect by notice to the Optionor to require that such AOI Tenure be included in and thereafter form part of the Property. If the Optionee so elects and if such AOI Tenure was staked or acquired by the Optionee or any of its affiliates, the staking or acquisition costs shall constitute Exploration Expenditures. If the Optionee so elects and if such AOI Tenure was staked or acquired by the Optionor or any of its affiliates, the Optionee shall reimburse the Optionor for the staking or acquisition costs, which reimbursed costs shall also constitute Exploration Expenditures; and

(b)	if such notice is delivered after formation of the Joint Venture as set forth below, the other party may elect, by notice to the acquiring party, to require that such AOI Tenure be included in and thereafter form part of the Property, provided that the other party then holds a participating interest in the Property. If such AOI Tenure becomes part of the Property, the party from whom or from whose affiliate such AOI Tenure was acquired shall be reimbursed its staking or acquisition costs, and such reimbursement shall be deemed a cost of the Joint Venture.

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14.	FORMATION AND OPERATION OF JOINT VENTURE

14.1        Upon the Optionee being deemed to have earned the seventy-five percent (75%) interest in the Property pursuant to paragraph 3.6, the Optionee and the Optionor shall participate in a joint venture (the “Joint Venture”) for the purpose of further exploration and development work on the Property and if warranted, the operation of one or more mines on the Property.

14.2        The participating interests of the parties at the time the Joint Venture is formed shall be:

Optionee       75%

Optionor       25%

Each party shall be responsible for payment of its proportionate share (based on its participating interest) of the operating and capital costs of the Joint Venture’s operations, including reclamation and remediation obligations and any security required therefor.

14.3        Upon formation of the Joint Venture, a Management Committee, formed by members from each party and holding voting rights in accordance with each party’s participating interest, shall be established which shall make all decisions, on a simple majority vote, which are required to be made by the Joint Venture parties with respect to the Joint Venture’s operation. The Management Committee shall have the authority to establish its own rules on how meetings of the Management Committee shall be called and conducted.

14.4        The Manager shall be selected by the Management Committee and shall be subject to the direction and control of the Management Committee. The Optionee shall have the right to be the Manager of the Joint Venture and to manage and operate the exploration, feasibility study, mine development and mining phases of the project during the term of the Joint Venture.

14.5        The Manager shall be entitled to charge the Joint Venture an amount for general overhead and administrative costs and management fees equal to three percent (3%) of all Exploration Expenditures incurred.

14.6        The Manager and any affiliate of the Manager may enter into contracts with the Joint Venture, provided that at the time of formation of any such contract the term thereof, including the allocation of revenues, costs, obligations and liabilities, are fair and reasonable, and that any charges made by the Manager or its affiliates to the Joint Venture do not exceed the fair market value therefor.

14.7        The Manager shall maintain or cause to be maintained the accounts for the Joint Venture, to the extent and in such detail and at such places as the Management Committee may determine, such books and records pertaining to the Joint Venture and to the costs and expenses thereof and the performance of the Manager hereunder, and to the receipt and disposition of proceeds from any joint sales, as will properly reflect, in accordance with United States GAAP to the extent applicable and not in conflict with the provisions hereof, all transactions of the Manager in relation to the operation of the Joint Venture and the performance of the Manager’s duties hereunder and all costs paid by the Manager in the performance thereof and for which it will seek reimbursement, all of which books and records shall be made available to the other party and the Management Committee, upon reasonable notice and at all reasonable times, for inspection, audit and reproduction. As soon as possible after the close of each fiscal year of the Manager, all the books and accounts of the Manager relating to the operation of the Joint Venture for such fiscal year shall be audited by the auditors for the Optionee or such other auditors as the Management Committee may determine at the expense of the Joint Venture and copies of the Report of the Auditors shall be sent promptly to each party. Any claim against the Manager relating to any transactions during the period covered by such audit shall be made within one (1) years after such audit.

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14.8        The Manager shall propose the work programs and budgets following the formation of the Joint Venture in accordance with the instructions of the Management Committee. Each party shall have sixty (60) days from the date of receipt of a program to notify the Manager as to whether it will participate at its interest level or whether it will not participate. The participating interest of a party which elects not to participate shall be proportionately diluted in accordance with the dilution formula set out in paragraph 14.9. A party which fails to so notify the Manager within the time required shall be deemed to have elected to participate in a work program and shall be obligated for its proportionate share of the cost of such work program. A party which elects not to participate in a program shall not be subject to dilution to the extent that the expenditures under such program exceed one hundred percent (100%) of the budget for such program.

14.9        The dilution formula shall be as follows:

percentage participating interest of party Y = (A+B) x 100

C

Where:

A = deemed expenditures of party Y

B = actual expenditures of party Y

C = total expenditures (deemed and actual) of all parties

Deemed expenditures are assigned a value based on work done by the Optionee in order to earn its participating interest. Thus, the deemed expenditures for the parties shall be as follows:

If the participating interest of the parties are:	Their deemed expenditures upon formation of the Joint Venture shall be:
Optionee – 75%	$750,000
Optionor – 25%	$300,000

For the purpose of calculating B and C above, actual expenditures are those expenditures made by a party after formation of the Joint Venture, provided that such actual expenditures shall exclude costs made or incurred and included in Exploration Expenditures prior to the day that the Management Committee gives notice to the parties of the formation of the Joint Venture but paid subsequent to formation of the Joint Venture.

14.10        Any Exploration Expenditures made or incurred by the Optionee in excess of the Exploration Expenditures required to earn its interest in the Property shall be credited to the Optionee’s contribution to the first work program after formation of the Joint Venture and shall not automatically dilute the participating interest of the Optionor on formation.

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14.11        The Management Committee shall propose and may amend the schedule for preparation of a feasibility study, and shall have the right to review and approve or reject the feasibility study or require it to be modified and to make the production decision. The Manager shall have the right to prepare the feasibility study, using the standard joint venture format detailed by the Rocky Mountain Mineral Law Foundation, unless otherwise determined by the Management Committee.

14.12        Each party shall be entitled to take in kind and separately dispose of its share of products on any mine developed on the Property in accordance with its participating interest. Any expenditure incurred in the taking in kind of products by a party shall be borne by it. The division of products for the purposes of this provision shall be conducted in a fair and equitable manner.

14.13        Prior to the formation of the Joint Venture, either party may give notice to the other party that it wishes to enter into negotiations with a view to settling the terms and conditions of a formal joint venture agreement incorporating the provisions of this section 14 and such other provisions as the parties may agree to incorporate into such agreement (a “Formal Joint Venture Agreement”). As soon as reasonably practicable after delivery of such notice by one party to the other, the parties shall enter into negotiations in good faith to settle the terms of the Formal Joint Venture Agreement and shall use all reasonable efforts to settle, execute and deliver the Formal Joint Venture Agreement within six (6) months from the date of the notice, provided that if for any reason a Formal Joint Venture Agreement is not settled, executed and delivered within such time, this Agreement shall remain binding on the parties and shall continue to govern the relationship and operation of the Joint Venture.

15.	FORCE MAJEURE

15.1        If the Optionee is at any time either during the Option Period or thereafter prevented or delayed in complying with any provisions of this Agreement by reason of strikes, lock-outs, labor shortages, power shortages, fuel shortages, fires, wars, acts of God, governmental regulations restricting normal operations, shipping delays or any other reason or reasons, other than lack of funds, beyond the control of the Optionee, the time limited for the performance by the Optionee of its obligations hereunder shall be extended by a period of time equal in length to the period of each such prevention or delay, but nothing herein shall discharge the Optionee from its obligations hereunder to maintain the Property in good standing nor to make the annual payment due to Lessor (Redfern).

15.2        The Optionee shall give notice within 15 days to the Optionor of each event of force majeure and upon cessation of such event shall furnish to the Optionor with notice to that effect together with particulars of the number of days by which the obligations of the Optionee hereunder have been extended by virtue of such event of force majeure and all preceding events of force majeure.

15.3        After the Commencement of Commercial Production prior to the formation of the Joint Venture, the Optionee shall work, mine and operate the Property during such time or times as the Optionee in its sole judgment considers such operations to be profitable. The Optionee may suspend or curtail operations, both before and after Commencement of Commercial Production, during periods when the products derived from the Property cannot be profitably sold at prevailing prices or if an unreasonable inventory thereof, in the Optionee's sole judgment, has accumulated or would otherwise accumulate.

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16.	CONFIDENTIAL INFORMATION

16.1        All information concerning this Agreement and any matters arising from or in connection herewith (including all information relating to the Property received by the Optionee from the Optionor) shall be treated as confidential by the parties and shall not be disclosed by either party to any other person (other than to an affiliate or to the directors, officer, employees or consultants and legal counsel of the disclosing party or its affiliate or to any legal, accounting, financial or other professional advisor of the disclosing party or its affiliate, provided that such persons are under obligation to maintain confidentiality with respect to such information) without the prior written consent of the other party, such consent not to be unreasonably withheld, except to the extent that such disclosure may be necessary for observance of applicable laws or stock exchange listing requirements or for the accomplishment of the purposes of this Agreement.

17.	ARBITRATION

17.1        All questions or matters in dispute under this Agreement shall be submitted to binding arbitration pursuant to the terms hereof, except for the payment of the annual lease fee due to Lessor.

17.2        It shall be a condition precedent to the right of any party to submit any matter to arbitration pursuant to the provisions hereof, that any party intending to refer any matter to arbitration shall have given not less than 30 days prior notice of its intention to do so to the other party, together with particulars of the matter in dispute. On the expiration of such 30 days, the party who gave such notice may proceed to refer the dispute to arbitration as provided in paragraph 17.3.

17.3        The Parties agree that, except as otherwise specifically provided in this Agreement or expressly otherwise agreed to by the Parties, all disputes arising out of or related to the negotiation, existence, performance, breach or termination of this Agreement shall be finally determined by arbitration under the then Commercial Arbitration Rules of the American Arbitration Association. The exclusive place of arbitration shall be Elko, Nevada. Such arbitration may be initiated by either Party by giving written notice to the other Party. The decision of the arbitrator shall be rendered in writing with all reasonable speed and shall be final and binding upon the Parties and shall not be subject to appeal. Judgment on any award may be entered in any court having jurisdiction over the person or property of the party against whom the award is entered.

17.4        Unless the Parties agree otherwise, the arbitrator shall determine which portion of the costs and expenses incurred in any such proceeding shall be borne by each Party participating in such arbitration.

18.	TERMINATION OF MINING OPERATIONS

18.1        The Optionee may permanently discontinue mining operations on the Property at any time after the Commencement of Commercial Production when in their opinion no further mining operations can be economically carried out thereon. At such time, the Optionee shall dispose of all mining plant and equipment used on the Property, effect all reclamation work as required by law, and otherwise dispose of the Property as it thinks fit. Any purchaser of the Property after termination of mining operations on the Property shall take the Property free and clear of all claims by the Optionor. The accounts of the Optionee relating to its mining operations on the Property shall be audited by the auditors of the Optionee as soon as practicable after the sale or disposition of all mining plant, equipment and the Property, and completion of reclamation. Final settlement of any payments and Royalty payable to the Optionor and Lessor shall be effected without delay after receipt of the final audited statements. After receipt of such final audited statements and payment of Royalty, if any, this Agreement and the mutual obligations of the Optionee and the Optionor hereunder shall terminate.

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19.	NOTICES

19.1        Each notice, demand or other communication required or permitted to be given under this Agreement shall be in writing and shall be delivered, faxed or sent by electronic mail ("e-mail") if used with return receipt that has been verified as receipt having been made, to such party at the address for such party specified above. The date of receipt of such notice, demand or other communication shall be the date of delivery thereof if delivered or faxed, or, if given by electronic mail, shall be deemed conclusively to be the next business day. Either party may at any time and from time to time notify the other party in writing of a change of address and the new address to which notice shall be given to it thereafter until further change.

20.	GENERAL

20.1        This Agreement shall supersede and replace any other agreement or arrangement, whether oral or written, heretofore existing between the parties in respect of the subject matter of this Agreement.

20.2        No consent or waiver expressed or implied by either party in respect of any breach or default by the other in the performance by such other of its obligations hereunder shall be deemed or construed to be a consent to or a waiver of any other breach or default.

20.3        The parties shall promptly execute or cause to be executed all documents, deeds, assignments, conveyances and other instruments of further assurance and do such further and other acts which may be reasonably necessary or advisable to carry out fully the intent of this Agreement or to record wherever appropriate the respective interest from time to time of the parties in the Property.

20.4        This Agreement shall enure to the benefit of and be binding upon the parties and their respective successors and permitted assigns.

20.5        Governing Law. This Agreement shall be governed by and construed solely in accordance with the laws of the State of Nevada and the federal laws of the United States applicable therein and shall be subject to the approval of all securities regulatory authorities having jurisdiction.

20.6        Rule Against Perpetuities. As to any provisions in this Agreement, Optionor and Optionee do not intend that there shall be any violation of the Rule against Perpetuities or any rule relating to restraints upon alienation. If any such violation should inadvertently occur, it is the intent and desire of the parties hereto that the appropriate court shall reform such provision in such a way as to approximate most closely the intent of the parties hereto within the limits permissible under such Rule or related rule.

20.7        Acts in Good Faith. The Parties shall at all times during the currency of this Agreement and after the termination or exercise of the Option, act in good faith and fair dealing with respect to the other Party and shall do or cause to be done all reasonable things within their respective powers which may be necessary or desirable to give full effect to the provisions hereof.

20.8        Severability. If any provision of this Agreement shall be invalid, illegal or unenforceable in any respect under any applicable law, such provision may be severed from this Agreement, and the validity, legality and enforceability of the remaining provisions hereof shall not be affected or impaired by reasons thereof and shall remain in full force and effect. Upon determination that any term or other provision is invalid, illegal or unenforceable, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible.

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20.9        Wherever the neuter and singular is used in this Agreement it shall be deemed to include the plural, masculine and feminine, as the case may be.

20.10       Counterparts. This Agreement may be executed in one or more counterparts, each of which so signed, whether in original or facsimile form, shall be deemed to be an original and bear the dates as set out above and all of which together will constitute one and the same instrument.

20.11       Relationship of Parties. With the exception of the formation of the Joint Venture, the rights, privileges, duties, obligations and liabilities, as between the Parties, shall be separate and not joint or collective and nothing herein contained shall be construed as creating a partnership, an association, agency or subject as herein specifically provided, a trust of any kind or as imposing upon either of the Parties any partnership duty, obligation or liability. Neither Party is liable for the acts, covenants and agreements of the other Party.

20.12       Further Assurances. The Parties shall sign such further and other documents and do such further acts or things as may be necessary or desirable in order to give full force and effect to this Agreement and every part hereof.

20.13       Amendment. This Agreement may not be amended or modified in any respect except by written instrument signed by the Parties.

20.14       Entire Agreement. This Agreement constitutes the entire agreement between the Parties with respect to the subject matter hereof whether written or oral. The execution of this Agreement has not been induced by nor do the Parties rely upon or regard as material, any covenants, representations or warranties whatsoever not incorporated herein and made a part hereof.

20.15       Time. Time shall be of the essence in this Agreement.

20.16       The Optionor and the Optionee and Sphere acknowledge this Agreement and the issuance of any shares in the capital of the Optionee and/or Sphere are subject to the approval of all necessary regulatory authorities, including the approval of the NEX Board of the TSX Venture Exchange as applicable, and agree to promptly comply with all conditions and requirements which may be required by such regulatory authorities.

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IN WITNESS WHEREOF the parties hereto have executed this Agreement as of the day and year first above written.

MEXIVADA MINING CORPORATION	SPARTAN GOLD LTD.

/s/ Richard R. Redfern	/s/ William H. Whitmore Jr.
Name: Richard R. Redfern	Name: William H. Whitmore Jr.
Title: President and CEO	Title: President

SPHERE RESOURCES INC.

_____________________________

Name: Malcolm L. Stevens

Title: Executive Chairman and CEO

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SCHEDULE "A"

The Property is located in Elko County, Nevada USA

List of 64 Claims of the Property

POKER FLATS PROPERTY, ELKO COUNTY, NEVADA

CLAIM NAME	LOCATION DATE	FILING DATE	FILE NO.	FILING DATE	FILE NO.
		COUNTY	COUNTY	BLM	BLM

PF No. 1	10-Sep-08	16-Oct-08	604632	15-Oct-08	998550
PF No. 2	10-Sep-08	16-Oct-08	604633	15-Oct-08	998551
PF No. 3	10-Sep-08	16-Oct-08	604634	15-Oct-08	998552
PF No. 4	10-Sep-08	16-Oct-08	604635	15-Oct-08	998553
PF No. 5	10-Sep-08	16-Oct-08	604636	15-Oct-08	998554
PF No. 6	10-Sep-08	16-Oct-08	604637	15-Oct-08	998555
PF No. 7	10-Sep-08	16-Oct-08	604638	15-Oct-08	998556
PF No. 8	10-Sep-08	16-Oct-08	604639	15-Oct-08	998557
PF No. 9	10-Sep-08	16-Oct-08	604640	15-Oct-08	998558
PF No. 10	10-Sep-08	16-Oct-08	604641	15-Oct-08	998559
Poker Flats No. 11	6-Oct-08	16-Oct-08	604616	15-Oct-08	998560
Poker Flats No. 12	6-Oct-08	16-Oct-08	604617	15-Oct-08	998561
Poker Flats No. 13	10-Oct-08	16-Oct-08	604618	15-Oct-08	998562
Poker Flats No. 14	6-Oct-08	16-Oct-08	604619	15-Oct-08	998563
Poker Flats No.15	6-Oct-08	16-Oct-08	604620	15-Oct-08	998564
Poker Flats No. 16	6-Oct-08	16-Oct-08	604621	15-Oct-08	998565
Poker Flats No. 17	6-Oct-08	16-Oct-08	604622	15-Oct-08	998566
Poker Flats No. 18	6-Oct-08	16-Oct-08	604623	15-Oct-08	998567
Poker Flats No.19	6-Oct-08	16-Oct-08	604624	15-Oct-08	998568
Poker Flats No. 20	6-Oct-08	16-Oct-08	604625	15-Oct-08	998569
Poker Flats No. 21	6-Oct-08	16-Oct-08	604626	15-Oct-08	998570
Poker Flats No. 22	6-Oct-08	16-Oct-08	604627	15-Oct-08	998571
Poker Flats No. 23	6-Oct-08	16-Oct-08	604628	15-Oct-08	998572
Poker Flats No. 24	6-Oct-08	16-Oct-08	604629	15-Oct-08	998573
Poker Flats No. 25	6-Oct-08	16-Oct-08	604630	15-Oct-08	998574

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LIST OF CLAIMS CONTINUED ON NEXT PAGE

Name of Claim(s):	BLM Serial No.(s): NMC-
PF Nos. 1-10	998550 - 998559
Poker Flats 11-25	998560 - 998574
PF Nos. 40-50, 52-67, 69	1044984 - 1045011
PF Nos. 84-94	1045026 - 1045036

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SCHEDULE "B"

MINING LEASE

POKER FLATS property, Elko County, Nevada, USA

This Mining Lease (the “Agreement”), dated effective as of 3 December 2004, is between Richard R. Redfern, 758 E. Thorpe Drive, Spring Creek, Nevada, 89815, hereinafter referred to as “Redfern” and Mexivada Mining Corporation, a Nevada Corporation, 491 4th Street, Elko, Nevada 89801, hereinafter referred to as “MEXIVADA”.

RECITALS

A.            Redfern owns certain unpatented mining claims situated in Elko County, Nevada, which mining claims, otherwise known as the “Poker Flats” Property, are more particularly described in Exhibit A attached to and made a part of this Agreement (the “Redfern Claims” and “Property”).

B.            Redfern desires to lease the Redfern Claims to MEXIVADA for the purposes of MEXIVADA’s exploring, developing and mining the Redfern Claims.

C.            MEXIVADA desires to lease the Redfern Claims from Redfern for exploring, developing and mining under the terms and conditions of this Agreement.

AGREEMENT

In consideration of an initial, non-refundable lease payment of US$10,000. (ten thousand dollars, U.S.), to be paid at signing of this Agreement. This Agreement is subject to the regulatory approval of the TSX Venture Exchange. Per this lease payment and other valuable consideration, the receipt of which is hereby acknowledged, and of the promises and covenants contained in this Agreement, Redfern and MEXIVADA agree as follows:

1.           GRANT OF LEASE

Redfern leases the Redfern Claims exclusively to MEXIVADA and MEXIVADA leases and takes the Redfern Claims from Redfern on the terms set forth in this Agreement.

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2.           TERM

a)            The term of this Agreement shall commence on the effective date set forth above and shall continue for a term of twenty (20) years unless sooner terminated, forfeited or surrendered, and so long thereafter as MEXIVADA extends this Agreement as provided in Section 2(b) below.

b)            MEXIVADA may extend this Agreement annually after the primary twenty (20) year term by tendering a non-refundable lease payment of $10,000 U.S. (Ten Thousand Dollars, U.S.) on or before the appropriate anniversary date of each successive year.

3.           USE OF REDFERN CLAIMS

Redfern grants to MEXIVADA the following rights during the term of this Agreement (the exercise of which are “Operations”):

a.            the exclusive right to occupy the Redfern Claims, and to explore, prospect, develop, mine and extract, whether by underground, surface, solution mining or other methods, any and all metals, ores, minerals, mineral substances, and materials of all kinds in, under, upon, and that may be produced from, the Redfern Claims, including all dump ores, concentrates and precipitates (which collectively are hereinafter referred to as “Products”) and to store, stockpile, remove, ship, treat, process, sell and dispose of Products;

b.            the exclusive right to carry on general mining, milling and/or refining operations pertaining to the Redfern Claims, or to other property owned or controlled by MEXIVADA, on the surface of, or through underground and surface mining operations on the Redfern Claims or on other property owned or controlled by MEXIVADA;

c.            the exclusive right to construct, use and maintain in or upon the Redfern Claims and the surface thereof such structures, mining machinery, equipment, tools, ore bins, roads, shafts, inclines, tunnels, drifts, open pits, leach pads, tailings ponds, pipelines, telephone lines, electric transmission lines, water storage and transmission facilities and pipelines, concentrating, milling or refining facilities, buildings, shops and other facilities as MEXIVADA may deem necessary for Operations;

d.            the exclusive right to use any surface and underground water and water rights now existing or subsequently discovered or developed in or upon appurtenant to the Redfern Claims and to use all reciprocal rights which the Redfern Claims may have with respect to other properties in the area;

e.            the right to do all other things which are incidental to or which may be useful, desirable or convenient in MEXIVADA’s exercise of any or all of the rights granted to MEXIVADA in this Agreement.

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4.            POSSESSION AND INSPECTION OF REDFERN CLAIMS

a.            Redfern agrees that MEXIVADA, its employees and agents, may enter upon and take immediate possession of the Redfern Claims and have the exclusive and quiet possession thereof during the term of this Agreement. Redfern and their agents and representatives shall have the right to enter upon the Redfern Claims during normal business hours for the purpose of inspecting same. In the exercise of the rights granted to Redfern pursuant to this Section 4(a), Redfern and their agents and representatives shall not interfere with or obstruct the Operations of MEXIVADA on the Redfern Claims.

b.            Redfern and their agents and representatives may enter upon the Redfern Claims, and such entry shall be at their own risk and expense. Redfern agrees to hold MEXIVADA its affiliated and direct and indirect parent corporations and their respective directors, partners, officers, employees, agents and corporate affiliates harmless from any and all loss or damage of any nature or kind whatsoever in any way resulting from the entry of, presence on, or activities of Redfern and their agents and representatives while on the Redfern Claims.

5.           LEASE PAYMENTS

In addition to the initial non-refundable lease payment made upon execution of this Agreement, and upon regulatory approval, MEXIVADA shall pay to Redfern, in non-refundable lease payments on or before each anniversary of the effective date of this Agreement as Follows:

Due Date	Amount Due
First Anniversary date (12/3/2005)	$10,000
Each subsequent anniversary date	$10,000

The payments set forth in this Section 5 shall be made unless notice of termination of this Agreement as set forth in Section 14 of this Agreement is made to Redfern at least thirty (30) days prior to the anniversary date.

6.           PRODUCTION ROYALTY

a.            During the term of this Agreement, Redfern reserves and MEXIVADA agrees to pay to Redfern a production royalty equal to 3.0% of Net Smelter Returns (“NSR”) on all Products produced from the Redfern Claims on the terms and subject to the conditions specified in Exhibit B to this Agreement (the “NSR Royalties”).

b.            Purchase of Production Royalty. Each of the three percentage points of the NSR may be purchased by MEXIVADA by payment by MEXIVADA to Redfern of a lump sum of One Million Dollars (US$1,000,000.00) per percent NSR at any time during the term of this Agreement.

7.           WORK COMMITMENT

There are no work commitments applied as a part of this Agreement.

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8.           REPRESENTATIONS BY REDFERN

a.            Redfern represents and warrants to MEXIVADA that, subject to the paramount title of the United States:

i)            Redfern is the sole owner of the Redfern Claims and holds good record title to the Redfern Claims free and clear of all liens, encumbrances, leases, royalties or agreements of any kind;

ii)           all of the Redfern Claims were properly located and monumented and all filings and recordings necessary to locate the Redfern claims have been timely and properly recorded in Elko County, Nevada and filed with the Nevada State Office of the Bureau of Land Management;

iii)          all recording and service charges and location and maintenance fees have been paid to maintain the filed Redfern Claims until August 31, 2011; and,

iv)          Redfern has no knowledge of any adverse environmental conditions, hazardous waste, or outstanding reclamation obligations currently affecting the Redfern Claims.

b.            Redfern has conducted no operations on the Redfern Claims and shall assume no responsibility for environmental conditions, claims, demands or liabilities arising out of or in connection with past operations on the Redfern Claims.

9.           REPRESENTATIONS BY MEXIVADA

a.            MEXIVADA represents to Redfern that all work performed by MEXIVADA and its employees, contractors and agents with respect to the Redfern Claims during the term of this Agreement shall be done in accordance with good mining practice. MEXIVADA shall comply with all applicable laws and regulations, including environmental laws; provided, however, that MEXIVADA may contest in good faith any such laws and regulations or any claims that MEXIVADA has not complied with such laws and regulations. Subject to the provisions of this Agreement, MEXIVADA assumes responsibility for the work done by it on the Redfern Claims and specifically shall indemnify, defend and hold harmless Redfern for and on account of claims, demands or liabilities arising out of or in connection with Operations hereunder.

MEXIVADA represents that it shall pay for all labor performed upon or material furnished to the Redfern Claims at the request of MEXIVADA, its employees, contractors and agents and shall keep the Redfern Claims free and clear from any and all liens of mechanics or materialmen in connection with services performed and material supplied at MEXIVADA’s request.

b.            MEXIVADA does not make any express or implied covenant, agreement or condition relating to any exploration for any minerals on, or development of, the Redfern Claims or to the conduct or extent of any mining or other operations on the claims. Whether or not any such exploration, development, mining or other operations shall at any time be conducted and the nature, manner and extent thereof shall be determined by MEXIVADA in its sole discretion.

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10.          CLAIM MAINTENANCE FEES; ASSESSMENT WORK; AMENDMENTS AND RELOCATIONS

a.            Each year this Agreement is in effect, MEXIVADA agrees to make the mining claim rental or maintenance fee payments required by federal law and state law, or if it becomes necessary, to conduct assessment work, with respect to the Redfern Claims, and to file and record such notices or affidavits as necessary to maintain said claims. MEXIVADA agrees to pay the 2005 fees (both federal and state) due on or before September 1, 2005 and file the affidavits as necessary to maintain the Redfern Claims to noon on September 1, 2006 regardless of whether or not MEXIVADA terminates this Agreement prior to September 1, 2005. Each year thereafter that the Agreement is renewed, MEXIVADA agrees to pay the required federal and state fees, or if it becomes necessary, to conduct assessment work, and to file and record such notices or affidavits as necessary to maintain said claims which become due on or before September 1 of that agreement year, whether or not MEXIVADA terminates this Agreement prior to September 1 of that agreement year. In addition, if MEXIVADA terminates this Agreement within 120 days prior to September 1 of any agreement year after 2005, MEXIVADA shall pay the required federal and state fees next due and to file and record such notices or affidavits as necessary to maintain said claims for the next one-year period following such termination of this lease agreement. If the due date for payment of rental or maintenance fees or performance of annual assessment work, or other annual claim maintenance requirements, changes to a date or dates different than August 31 or September 1 of each year, then MEXIVADA shall be responsible for the satisfaction of any such obligations as specified above. No later than ten (10) days prior to the end of the assessment year or thirty (30) days prior to termination of this lease agreement, MEXIVADA shall provide evidence to Redfern that MEXIVADA has completed or will complete such obligations as specified above.

b.            If federal assessment work requirements are reinstated, or independent state assessment work requirements are imposed, at any time during the term of this Agreement, MEXIVADA shall perform or cause to be performed such assessment work as required by law in order to maintain the unpatented mining claims. With respect to such work, MEXIVADA shall during the term of this Agreement record or file with the appropriate county and the Nevada State Office of the Bureau of Land Management copies of the assessment affidavits or notices as may then be required by law within the time prescribed for such recording or filing. MEXIVADA shall have the right to perform the assessment work required hereunder pursuant to a common plan of exploration, and continued occupancy of each claim shall not be required. At the request of Redfern at any time after July 1 of each assessment year, MEXIVADA shall provide evidence to Redfern that MEXIVADA has completed or will complete the assessment work, if required, for that assessment year by the end of the assessment year.

During the term of this Agreement, MEXIVADA may at its sole cost, as agent for the benefit of Redfern: 1) amend or relocate any unpatented mining claim included within the Redfern Claims; 2) locate any fractions and, 3) apply for mining patents or mining leases or other forms of mineral tenure for any such unpatented claims.

c.            MEXIVADA will provide to Redfern photocopies of all documents filed or recorded by MEXIVADA with respect to this Section.

11.          AREA OF INTEREST PROVISIONS

An Area of Interest (“AI”) of two kilometres shall extend around and within the Redfern Claims such that any unpatented lode mining claims staked and filed or acquired by either Redfern or MEXIVADA shall be subject to the terms of this Agreement, except that the production royalty retained by Redfern on mineral rights acquired from a third party within the Al shall only be a 1% NSR, and that the purchase of such 1% NSR interest by MEXIVADA shall be included in the first percent of NSR purchased hereunder by MEXIVADA from the Property as a whole. Any patented mining claims or private property (“fee lands”) leased, optioned, or purchased in any way by Redfern within the AI from third parties unrelated to Redfern or MEXIVADA shall be included in this Agreement. Any patented mining claims or private property (“fee lands”) leased, optioned, or purchased in any way by MEXIVADA shall be subject to a 1% NSR production royalty payable to Redfern and that the purchase of such 1% NSR production royalty from Redfern by Mexivada shall be included in the first percent of NSR purchased hereunder by MEXIVADA from the Property as a whole.

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12.          TAXES AND ASSESSMENTS

a.            So long as this Agreement shall remain in effect, MEXIVADA shall pay when due all real property taxes and all taxes assessed against its personal property and improvements placed upon the Redfern Claims, or any part thereof, accruing after the effective date of this Agreement. Neither party shall be responsible for taxes levied or assessed against the other based upon production or income from the Redfern Claims. MEXIVADA shall at all times have the right, at its option and sole cost, to contest in courts or otherwise, either in its own name or in the name of Redfern, the validity or amount of any such taxes or assessments, or to take such other steps or proceedings as MEXIVADA may deem necessary to secure a cancellation, reduction, readjustment or equalization thereof, before MEXIVADA shall be required to pay the same. MEXIVADA shall upon request furnish to Redfern duplicate receipts of all such taxes or assessments when paid. It is agreed that should Redfern receive tax bills or claims that are the responsibility of MEXIVADA, the same shall be promptly forwarded to MEXIVADA for appropriate action and if not so forwarded MEXIVADA shall not be responsible for any delinquent payment charges or interest charges resulting from the late payment of such taxes.

b.            MEXIVADA shall have the right, at its option, to pay and discharge any unpaid rentals or royalties, liens, or encumbrances against the Redfern Claims or any interest therein, which arises out of an obligation of Redfern in existence on the date of this Agreement, and MEXIVADA shall have the right, at its option, to redeem the Redfern Claims from any foreclosure, judicial, sheriff’s or tax sale caused by failure of Redfern or their predecessors to pay any indebtedness secured by liens or encumbrances against the Redfern Claims. Any such payments made by MEXIVADA, which were caused by and determined to be the obligation of Redfern, may be credited against future production royalties, but not advance minimum royalty payments, due Redfern hereunder with the same effect as if such payment were actually made directly to Redfern.

13.          CONFIDENTIALITY AND REPORTING

During the term of this Agreement, MEXIVADA shall provide copies to Redfern of all information or data obtained by MEXIVADA relating to the exploration, development, or mining of the Redfern Claims; and said information shall be kept confidential by Redfern and not disclosed to any third person without MEXIVADA’s written consent, which consent shall not be unreasonably withheld; and provided further that Redfern may disclose any such information to the extent required by any governmental administrative or judicial rule, regulation, law or order whether in connection with an initial public offering, private placement, financing statement or otherwise; and provided further that Redfern may disclose any such information to any third person contemplating the purchase of Redfern’s interest in the Redfern Claims. Redfern will give to MEXIVADA, when possible, reasonable prior notice of such disclosure.

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14.          TERMINATION; PARTIAL RELINQUISHMENT

a.            MEXIVADA shall have the right to terminate this Agreement at any time by giving Redfern notice in writing thirty (30) days prior to termination. MEXIVADA shall be responsible for any outstanding environmental or reclamation liabilities, all advance minimum royalties or production royalties as provided in Section 5 above shall be paid in full to the date of termination, and all annual holding fees which become due during the lease year and next due following termination shall be paid as provided in Section 10(a) above.

b.            In addition to MEXIVADA’s right to terminate this Agreement as provided in Section 14(a) above, if certain of the Redfern claims are found to be invalid and non-relocatable, MEXIVADA may relinquish portions of the Redfern Claims to Redfern at any time upon thirty (30) days written notice to Redfern, and keep this Agreement in effect as to the remainder of the Redfern Claims. Partial relinquishment will relieve MEXIVADA of any prospective obligations or liabilities with respect to the relinquished portion in the same manner as would termination of the Agreement as set forth in Section 14(a) above. Partial termination will not diminish the advance minimum royalty payments as provided in Section 5 above.

c.            If MEXIVADA fully or partially terminates this Agreement, MEXIVADA will promptly provide to Redfern, in good and recordable form, a release in order to reconvey such interest or interests to Redfern. In any such release, MEXIVADA will represent that the Redfern Claims are free and clear of liens or encumbrances created by, through or under MEXIVADA.

d.            MEXIVADA shall have the right at any time prior to termination of this Agreement or within twelve (12) months thereafter, whether such termination is pursuant to Section 14 or otherwise, to remove any and all stockpiled Products (as defined in Exhibit B) and all structures, buildings, machinery, tools, equipment or other facilities placed by it on the Redfern Claims. Any such structures, buildings, machinery, tools, equipment and other facilities not removed prior to the expiration of said period of twelve (12) months shall be deemed to be abandoned by MEXIVADA and shall become and remain the Property of Redfern, unless Redfern asks MEXIVADA to remove such items, in which case MEXIVADA shall have twelve (12) months from the date of such Notice to remove the requested items from the Redfern claims. Any stockpiled Products (as defined in Exhibit B) removed shall remain subject to the NSR Royalties.

15.          ACCESS TO INFORMATION

a.            Redfern shall make available to MEXIVADA, its employees and agents, at MEXIVADA expense, as soon as practicable following execution of this Agreement and at all times during the term of this Agreement, any and all maps and other documents, drilling, exploration, mining and metallurgical test data, development, title, geological and assay data and all other information which it may have or may acquire pertaining to the Redfern Claims and other properties within the AI.

b.            During the term of this Agreement, Redfern may, on a Quarterly basis, visit MEXIVADA’s project offices and review and copy all data such as drill logs, exploration information, assays, cross sections, and maps. As soon as is practicable following the termination of this Agreement, MEXIVADA agrees to provide Redfern with copies of all information relating to the Redfern Claims not already provided in Section 13 above.

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16.          DEFAULT

a.            In the event either party is in default in the observance or performance of any of the covenants or obligations hereunder including, without limitations, lease payments or production royalties, the non-defaulting party shall give the defaulting party written notice of default, expressly denominated as a “Notice of Default” and specifying the details of same.

b.            The defaulting party shall have fourteen (14) days from receipt of such notice to remedy any default in payment of advance minimum royalty payments or production royalties or payment in lieu of drilling. If payment of monies specified above is not tendered within such fourteen (14) days, this Agreement may be terminated immediately at the option of the non-defaulting party without diminishing the payment obligations or limiting the remedies for failure to make said payment. With respect to payment of claim maintenance fees or completion of annual labor by the end of each assessment year as specified in Section 10(a) above, the obligations must be completed by the end of the assessment year as specified by law, and if not, the claims so affected shall be re-staked at the sole cost of the defaulting party.

c.            With respect to any other default, the defaulting party shall have a reasonable time of not more than three (3) months within which to remedy such default or, with respect to a default which cannot be cured within the three (3) month period, to commence within the three (3) months such action as may be necessary to remedy such default and to diligently prosecute such action until the default is cured. Unless the defaulting party shall so comply, this Agreement may be terminated at the option of the non-defaulting party upon thirty (30) days written notice.

d.            In any action initiated pursuant to this Section 16, the prevailing party shall be entitled to costs and fees, including reasonable attorneys’ fees.

17.          FORCE MAJEURE

All obligations of both parties, except payment of advance minimum royalties or production royalties, shall be suspended while, but only as long as, a party is prevented by matters beyond its reasonable control from complying with such obligations in whole or in part as by strikes, lockouts, acts of God, explosion, flood, epidemics, unavoidable accidents, inability to obtain permits, licenses, or any necessary governmental or private authorization, any local, state or federal law, regulation or order or any other matters beyond the reasonable control of a party, whether similar to the matters herein specifically enumerated or not and whether foreseeable or unforeseeable; provided, however, that the party shall have, and continue to, in a timely and diligent manner to remedy such cause; and provided, however, that performance shall be resumed within a reasonable time after such cause has been removed; and provided further that neither party shall be required, unwillingly, to adjust any labor disputes or to question the validity or to refrain from judicially testing the validity of any local, state or federal order, regulation or law.

18.          TITLE

a.            Redfern agrees that it will furnish to MEXIVADA, on request, all abstracts and other title documents in his possession affecting the Redfern Claims held by Redfern.

b.            MEXIVADA may take all action necessary at MEXIVADA’s expense (including judicial proceedings) to cure any defect in title to the Redfern Claims. Redfern agrees to cooperate with MEXIVADA in any such actions taken and to execute all documents and to take such other action as may be reasonably necessary to assist MEXIVADA. It is expressly agreed that should defects in the title to any portion of the Redfern Claims not be curable, MEXIVADA may release this Agreement as to such portions of the Redfern Claims as specified in Section 14(b) above and its rights and obligations hereunder shall immediately cease as to such released portions.

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c.            If any third party, including the United States, shall challenge the validity or title to the Redfern Claims and if such a challenge arises from Redfern’s conduct, MEXIVADA may at its expense and at its option, choose to defend such title or validity; if such challenge arises from MEXIVADA’s conduct, MEXIVADA shall at its expense defend such title or validity. If MEXIVADA chooses to defend such title as a direct result of Redfern’s conduct, MEXIVADA may recover reasonable costs and expenses from future production royalties.

19.          SUBSEQUENT INTERESTS

a.            If Redfern or MEXIVADA assigns or transfers any interest in the Redfern Claims, the assigning party shall give written notice thereof to the other party. Any such assignment or transfer shall be subject and subordinate to the rights and interests granted herein to the other party. Any such assignment or transfer shall not affect or limit any obligation of the assigning party that arose prior to the date of assignment or transfer. The provisions of this Section 19(a) shall be incorporated in and made a part of each such instrument of assignment or transfer.

b.            No change of owner of the Redfern Claims as permitted under this Agreement shall be binding upon MEXIVADA until thirty (30) days after MEXIVADA has received, from Redfern a copy of the recorded instrument to evidence the change of ownership and to establish the right, title, or interest of the claiming party and the extent thereof. Regardless of any ownership change, all payments that MEXIVADA may make under this Agreement shall be made in accordance with the terms of this Agreement. No change of ownership shall entitle any person to receive payments in any manner different from those provided herein or shall require MEXIVADA to separately sample, assay, or mill ore derived from any portion of the Redfern Claims.

c.            In the event Redfern makes an assignment or transfer of the Redfern Claims or their interest in this Agreement and payments under this Agreement become payable to two or more parties, those parties shall appoint and shall deliver to MEXIVADA a document executed by all of those parties that designates the name and address of a single agent to whom MEXIVADA shall make all payments. Until MEXIVADA receives such designation, MEXIVADA may withhold all payments without interest. Payments withheld, if any, shall be deposited with the single agent within twenty (20) days after MEXIVADA’s receipt of the designation. MEXIVADA shall have no responsibility as to the division of payments among said parties. If MEXIVADA makes a payment or payments in accordance with the provisions of this Section 19, it shall be conclusively deemed that such payment or payments have been received by Redfern.

20.          NOTICES AND PAYMENTS

Notices shall be in writing and all notices and payments shall be delivered either a) personally; b) by United States mail, postage pre-paid, registered or certified; or c) by reputable commercial courier service for next day delivery; or d) by facsimile transmission, and addressed or transmitted as follows:

If to Redfern:

Richard R. Redfern

1982 Ruby View Drive

Elko, Nevada 89801

Telephone: 775-738-6701

Facsimile: 775-738-6705

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If to MEXIVADA:

MEXIVADA Mining Corp.

1008 - 1166 Alberni Street

Vancouver, B.C., Canada V6E 3Z3

Telephone: 775-738-6701

Facsimile: 775-738-6705

All payments shall be made to Richard R. Redfern. If mailed or deposited with a commercial carrier, as specified above, notices and payments shall be effective upon being mailed or deposited, respectively. If delivered personally, notices and payments shall be effective upon receipt. If sent by facsimile transmission, notices shall be effective on the next business day after transmission.

The parties may change the place to which notice or payment is to be delivered by giving written notice to the other party in the manner described hereinabove.

21.          ARBITRATION

a.            Binding Arbitration. The Parties agree that, except as otherwise specifically provided in this Agreement or expressly otherwise agreed to by the Parties, all disputes arising out of or related to the negotiation, existence, performance, breach or termination of this Agreement shall be finally determined by arbitration under the then Commercial Arbitration Rules of the American Arbitration Association. The exclusive places of arbitration shall be Elko or Reno, Nevada. Such arbitration may be initiated by either Party by giving written notice to the other Party. The decision of the arbitrator shall be rendered in writing with all reasonable speed and shall be final and binding upon the Parties and shall not be subject to appeal. Judgment on any award may be entered in any court having jurisdiction over the person or property of the party against whom the award is entered.

b.            Costs of the Arbitration. Unless the Parties agree otherwise, the arbitrator shall determine which portion of the costs and expenses incurred in any such proceeding shall be borne by each Party participating in such arbitration.

22.          MISCELLANEOUS

a.            Enurement. This Agreement shall enure to the benefit of and be binding upon the Parties and each of their successors and permitted assigns, but no other Person. Subject to the provisions of Section 19, this Agreement may be freely assigned by either party.

b.            Recording. The parties agree that this Agreement shall not be filed or recorded in the county in which the Redfern Claims are located. Simultaneously, with the execution of this Agreement, Redfern and MEXIVADA will execute a memorandum of Agreement, which will be of the minimum detail necessary to invoke the protection of the recording statutes of the State of Nevada, and such memorandum shall be recorded.

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c.            Rule Against Perpetuities. As to any provisions in this Agreement, Redfern and MEXIVADA do not intend that there shall be any violation of the Rule against Perpetuities or any rule relating to restraints upon alienation. If any such violation should inadvertently occur, it is the intent and desire of the parties hereto that the appropriate court shall reform such provision in such a way as to approximate most closely the intent of the parties hereto within the limits permissible under such Rule or related rule.

d.            Relationship of Parties. The rights, privileges, duties, obligations and liabilities, as between the Parties, shall be separate and not joint or collective and nothing herein contained shall be construed as creating a partnership, an association, agency or subject as herein specifically provided, a trust of any kind or as imposing upon either of the Parties any partnership duty, obligation or liability. Neither Party is liable for the acts, covenants and agreements of the other Party.

e.            Acts in Good Faith. The Parties shall at all times during the currency of this Agreement and after the termination or exercise of the Option, act in good faith with respect to the other Party and shall do or cause to be done all reasonable things within their respective powers which may be necessary or desirable to give full effect to the provisions hereof.

f.            Severability. If any term or provision of this Agreement is invalid, illegal or incapable of being enforced by any law or public policy, all other terms and provisions of this Agreement shall nevertheless remain in full force and effect. Upon determination that any term or other provision is invalid, illegal or unenforceable, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible.

g.            Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Nevada and the federal laws of the United States applicable therein.

h.            Further Assurances. The Parties shall sign such further and other documents and do such further acts or things as may be necessary or desirable in order to give full force and effect to this Agreement and every part hereof.

i.            Amendment. This Agreement may not be amended or modified in any respect except by written instrument signed by the Parties.

j.            Entire Agreement. This Agreement constitutes the entire agreement between the Parties with respect to the subject matter hereof whether written or oral. The execution of this Agreement has not been induced by nor do the Parties rely upon or regard as material, any covenants, representations or warranties whatsoever not incorporated herein and made a part hereof.

k.            Counterparts. This Agreement may be executed in several counterparts by original or telefacsimile signature, each of which so executed shall be deemed to be an original and such counterparts together shall constitute one and the same document.

l.            Time. Time shall be of the essence of this Agreement.

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IN WITNESS WHEREOF the Parties have executed these presents as of the Effective Date first above written (3 December 2004).

“Redfern”

               “Richard R. Redfern”

___________________________________

Richard R. Redfern

“MEXIVADA”

               “Stuart W. Rogers”

___________________________________

MEXIVADA Mining Corporation

Stuart W. Rogers

Treasurer

STATE OF NEVADA	)
:
COUNTY OF ELKO	)

This instrument was acknowledged before me on December __3___, 2004, by RICHARD R.. REDFERN.

               “Marianne Eardley”

___________________________________

NOTARY PUBLIC

PROVINCE OF BRITISH COLUMBIA ):

:

This instrument was acknowledged before me on July _14_, 2005, by STUART W. ROGERS, as Treasurer of MEXIVADA MINING CORPORATION, a Nevada corporation.

               “Kenneth L.H. Embree”

___________________________________

NOTARY PUBLIC

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Exhibit A

REDFERN CLAIMS

Claim Names	BLM Serial Number

Poker Flats Nos. 1-25, 40-43                                        NMC 842249,842250, 859680-859702, 859717-859720

Poker Flats Nos. 1-10 Located in Section 18, T. 31 N., R. 54 E., Elko County, Nevada, U.S.A.

Poker Flats Nos. 11-25 Located in Section 14, T. 31 N., R. 53 E., Elko County, Nevada, U.S.A.

Poker Flats Nos. 40-43 Located in Section 26, T. 31 N., R. 53 E., Elko County, Nevada, U.S.A.

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EXHIBIT B

REDFERN CLAIMS

NET SMELTER RETURNS

A.          NET SMELTER RETURNS FOR BULLION. MEXIVADA and Redfern agree that Net Smelter Returns shall be paid to Redfern according to the provisions of this Exhibit B in a timely manner for fine gold and/or silver bullion or 'dore’ bullion (collectively, “Bullion”) produced from the Redfern Claims during each calendar quarter as “production” is defined in Section A.3 below, regardless of whether MEXIVADA actually sells such Bullion to a third party during such calendar quarter. The Net Smelter Returns calculation described in this Section A shall be applied if Products are produced from the Redfern Claims in the form of Bullion.

1.          Net Smelter Returns Calculation. For Bullion, Net Smelter Returns shall mean the quantity of recoverable fine gold or silver contained in the Bullion produced (as defined in Section A.3 below) from the Redfern Claims during each calendar quarter, multiplied by its average price (as calculated under Section A.2 below) less 1% of such amount for reimbursement to MEXIVADA for all costs associated with refining the Bullion, insuring the Bullion, transporting the Bullion to the place of sale, marketing the Bullion and the amount of all taxes imposed upon or in connection with the Bullion, excepting federal and state income tax. If the actual amount of fine gold or silver actually recovered from the Bullion differs from the amount determined at the time the Bullion is produced, the amount of royalty paid will be adjusted in the next calendar quarter to reflect the overpayment or underpayment that resulted from such difference.

2.          Price. The price for Bullion shall be the average of the closing prices for gold or silver on the New York Commodity Exchange (“COMEX”) for the calendar quarter in which gold or silver is produced from the Redfern Claims. The average gold and silver prices for each calendar quarter shall be determined by dividing the sum of all the daily prices in U.S. dollars per troy ounce, as posted during the calendar quarter, by the number of days that prices were posted. The posted price shall be obtained from The Wall Street Journal or other reliable source agreeable to both parties.

3.          Definition of Production. For the purposes of this Exhibit B, production of Bullion shall be defined as follows:

a.          when Bullion is processed within the Redfern Claims at a smelter or refinery owned or controlled by MEXIVADA, Bullion shall be deemed to have been produced from the Redfern Claims on the date MEXIVADA completes the final process necessary for the mineral product to be in saleable form;

b.          when Bullion is processed off the Redfern Claims at a smelter or refinery owned or controlled by MEXIVADA, Bullion shall be deemed to have been produced from the Redfern Claims on the date MEXIVADA completes the final process necessary for the mineral product to be in a saleable form;

c.          when Bullion is sold to a third party smelter or refiner or another purchaser as final product, Bullion shall be deemed to have been produced from the Redfern Claims when credited to MEXIVADA’s account by such purchaser; or

d.          when Bullion is smelted or refined at a smelter or refinery not owned or controlled by MEXIVADA, under an arrangement whereby MEXIVADA retains title to the resultant Bullion, the Bullion shall be deemed to have been produced from the Redfern Claims on the date of final settlement by MEXIVADA with the smelter or refiner.

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B.          NET SMELTER RETURNS FOR OTHER PRODUCTS. MEXIVADA and Redfern agree that Net Smelter Returns shall be paid to Redfern according to the provisions of this Exhibit B in a timely manner for all Products other than Bullion that are produced from the Redfern Claims during a calendar quarter, as “production” is defined in Section B.3 below. Such other products shall include without limitations concentrates, precipitates, slags, carbon fines, or any other final product derived from metalliferous ores, except Bullion (collective, the “Other Products”). Other Products shall not include rock, dirt, limestone, or similar materials used by MEXIVADA in its Operation. The Net Smelter Returns calculation described in this Section B shall be applied if Products are sold, transferred or transported directly from the Redfern Claims in the form of Other Products.

1.          Net Smelter Returns Calculation. For Other Products Net Smelter Returns shall mean the total price received by MEXIVADA (as calculated in Section B.2 below) for the Other Products produced from the Redfern Claims (as production is defined in Section B.3 below) during each calendar quarter, less 5% of such amount for reimbursement to MEXIVADA for all costs associated with insuring the Other Products, Transporting the Other Products from the Redfern Claims to the place of sale or transfer, marketing the Other Products and the amount of all taxes imposed upon or in connection with the Other Products, excepting federal and state income taxes.

2.          Price. For sales to nonaffiliated entities in arms’ length transactions, the price for Other Products shall be the actual amounts received by MEXIVADA for the sale of Other Products, including all credits and bonuses. For sales or transfers to affiliates of MEXIVADA, or purchasers or transferees owned or controlled by MEXIVADA, the price for Other Products shall be the greater of the account amounts received by MEXIVADA , including all credits and bonuses, or the fair market value of the Other Products had they been sold or transferee in an arms’ length transaction with a nonaffiliated purchaser. Provided, in all cases, that if MEXIVADA has not sold Other Products within twelve (12) months of the date upon which they were produced, the Other Products will be deemed to have been sold at the fair Market value of the Other Products.

3.          Definition of Production. For the purposes of this Exhibit B, production of Other Products shall be defined as follows:

a.          when Other Products are processed by MEXIVADA on the Redfern Claims at a facility owned or controlled by MEXIVADA, Other Products shall be deemed to have been produced from the Redfern Claims on the date MEXIVADA completes the final process necessary for the mineral product to be sold in a salable form;

b.          when Other Products are processed off the Redfern Claims, either at a facility owned or controlled by MEXIVADA or a third party facility, Other Products shall be deemed to have been produced from the Redfern Claims on the date the Other Products are removed from the Redfern Claims; or

c.          when Other Products are sold, transferred or transported directly from the Redfern Claims in a crude or unprocessed state, Other Products shall be deemed to have been produced from the Redfern Claims on the date the Other Products are removed from the Redfern Claims.

C.          OTHER COSTS. Except as specifically set forth herein, MEXIVADA shall not deduct any costs of mining, milling, leaching or any other processing costs incurred by MEXIVADA in the determination of the Net Smelter Returns, and provided, in all cases, if raw ore is transported from the Redfern Claims to be processed, no transportation or added processing costs incurred by MEXIVADA shall be deducted in the determination of the Net Smelter Returns.

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D.          PAYMENT OF NET SMELTER RETURNS ROYALTY

1.          Payment. The amount of Net Smelter Returns royalty due Redfern shall be payable in the following alternative manners, depending upon the Product produced:

a.          For Bullion, the Net Smelter Returns royalty payable to Redfern shall be calculated by multiplying the dollar amount determined in accordance with Section A.1 above by the percentage of the Net Smelter Returns to which Redfern is entitled under Section 6 of this Agreement. Payment shall be made within forty-five (45) days after the end of each calendar quarter in which Bullion is produced.

b.          For Other Products, the Net Smelter Returns royalty, payable to Redfern, shall be calculated by multiplying the dollar amount determined in accordance with Section B.1 above by the percentage of Net Smelter Returns to which Redfern is entitled under Section 6 of this Agreement. Payment shall be made within forty-five (45) days after the end of each calendar quarter in which the Other Products are Produced.

2.          Data; Statements; Examination of Records.

a.          MEXIVADA shall provide to Redfern data describing the date on which Products are produced from the Redfern Claims, the Product produced, the shipment dates, and the quantity shipped. Final settlement data, identifying shipments and the quantity of shipment, shall be provided to Redfern as received by MEXIVADA, but not less frequently than annually. Each payment of Net Smelter Returns royalty to Redfern shall be accompanied by a statement showing the basis for calculating the Net Smelter Returns royalty and copies of all data relating to the royalty calculation (including, but not limited to, settlement sheets used in calculating the royalty).

b.          Each statement rendered and Net Smelter Returns amount paid by MEXIVADA may at Redfern’s written request given to MEXIVADA within six (6) months following the delivery of such statement or payment, be verified by Redfern and its agents and representatives from the financial and production records maintained by MEXIVADA. The verification shall be at Redfern’s sole risk and expense and shall be conducted so as not to interfere or conflict with Operations. All statements rendered and Net Smelter Returns royalty paid shall conclusively be presumed to be correct and accepted by Redfern as rendered or paid unless Redfern timely requests verification in accordance with the provisions of this Section.

Commingling. MEXIVADA may commingle Products produced from the Redfern Claims with similar product from other properties. If MEXIVADA engages in such commingling, MEXIVADA shall establish procedures for determining the proportional amount of the total metal content in the commingled ores and concentrates attributable to the input from each of the properties, so that production royalties applicable to ores produced from each of the properties from which ores are commingled may reasonably be determined. The procedures to be used by MEXIVADA shall represent standard industry practice for ores and processes similar to those encountered or used in connection with the Redfern Claims.

4.          Marketing. Redfern agrees that MEXIVADA shall have the exclusive right to market and sell to third parties all Bullion produced from the Redfern Claims, including without limitation the forward sale of Bullion on the commodity markets and the repayment of gold loans. Redfern shall have no right to participate in any hedging or price protection activities of MEXIVADA, including any sales of Bullion by MEXIVADA on the commodity market, nor shall Redfern otherwise share in any profits or losses received by MEXIVADA as a result of MEXIVADA’s marketing or hedging activities.

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